UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	January 18, 2019

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Following the consummation on November 29, 2018 of the merger transaction related to all of its issued and outstanding common stock, AmTrust Financial Services, Inc. (the “Company”) issued a press release on January 18, 2019 announcing that its Board of Directors has approved the voluntary delisting of the Company’s Series A Preferred Stock (the “Listed Preferred Stock”), the Company’s Depositary Shares representing 1/40th of a share of its Series B, C, D, E and F Preferred Stock, respectively (collectively, the “Listed Depositary Shares”), the Company’s 7.25% Subordinated Notes due 2055 and the Company’s 7.50% Subordinated Notes due 2055 (collectively, the “Listed Subordinated Notes”, and with the Listed Preferred Stock and the Listed Depositary Shares, the “Listed Securities”). A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

The Company intends to file with the Securities and Exchange Commission (“SEC”) a notification on Form 25 on or about January 28, 2019 to delist and deregister the Listed Securities under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company expects the delisting of the Listed Securities to become effective on or about February 7, 2019, at which time the Company's SEC reporting obligations with respect to the Listed Securities will be suspended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2019, the Company’s Board of Directors approved an increase in the size of the Board from eight to eleven directors, pursuant to the authority granted to it by the Company’s Amended and Restated Certificate of Incorporation.

On that same day, John F. Shettle, Jr., Chris Stroup and Adam Karkowsky were each elected to the Company’s Board of Directors to fill the three vacancies. None of the new directors were appointed to Board committees at this time.

Mr. Shettle, age 64, is currently an Operating Partner of Stone Point Capital, a private equity firm focused on the global financial services industry (“Stone Point”).  Prior to joining Stone Point, Mr. Shettle was a senior advisor and operating partner at Lightyear Capital, a private equity firm providing buyout and growth capital to companies in the financial services industry, from 2007 to 2009.  Mr. Shettle is currently a director of Sagicor Financial Corporation, Sagicor Life Insurance Company, Atrium Underwriters Limited and Starstone Insurance Holdings Ltd.

Mr. Stroup, age 57, is currently an Operating Partner of Stone Point. Prior to joining Stone Point in 2004, Mr. Stroup was with Swiss Re Life & Health America Inc. where he held the position of chief executive officer, and prior to that was an audit partner at EY. Mr. Stroup is currently chief executive officer and chairman of the board of directors of Wilton Re, and also serves on the boards of LTCG, StoneRiver and Mitchell International.

Mr. Karkowsky, age 43, has been the Company’s Executive Vice President, Chief Financial Officer since June 2017. Mr. Karkowsky joined the Company in March 2011, and prior to his promotion to Chief Financial Officer served as Executive Vice President - Strategic Development and Mergers & Acquisitions. Mr. Karkowsky also serves as an officer and director of several of the Company’s subsidiaries. Prior to joining the Company, Mr. Karkowsky served in various finance and strategy roles in the private equity and insurance industries, including as Vice President, Mergers & Acquisitions Insurance Group, at AIG.

Mr. Shettle and Mr. Stroup have each agreed to waive compensation for their services as directors, and as a Company employee, Mr. Karkowsky will not receive separate compensation for serving as a director. Mr. Shettle and Mr. Stroup will each enter into the Company’s standard form of indemnification agreement for directors and executive officers. None of Mr. Shettle, Mr. Stroup nor Mr. Karkowsky are a party to any transactions with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K, and there are no arrangements or understandings between the new directors and any other persons pursuant to which they were elected as directors.

Item 9.01    Exhibits.

Exhibit No.	Description

99.1	Press release, dated January 18, 2019, issued by AmTrust Financial Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	January 18, 2019

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary